Exhibit 10.2

FIRST AMENDMENT TO LEASE
DATED DECEMBER 20, 2010, FOR REFERENCE PURPOSES ONLY,
BY AND BETWEEN, SUNBELT ENTERPRISES, LLC, SUCCESSOR IN INTEREST TO
SUNBELT ENTERPRISES, AS LESSOR,
AND, CALAMP CORP. A DELAWARE CORPORATION, AS LESSEE

WITH RESPECT TO LEASE DATED MARCH 31, 2003, ADDENDUM TO LEASE DATED JUNE 10, 2003, AND REVISED EXHIBIT B DATED SEPTEMBER 26, 2003, BY AND BETWEEN SUNBELT ENTERPRISES, AS LESSOR AND LESSEE FOR THE PREMISES LOCATED AT 1401 RICE AVENUE, OXNARD, CA 93030.

THE LEASE IS FURTHER AMENDED AS FOLLOWS:

1. Lease Term: Paragraph 1.3 of the Lease is hereby amended to provide that the term of the Lease shall be extended and end on June 30, 2016 (the “New Expiration Date”).

2. Base Rent: Paragraph 1.5 of the Lease is hereby amended such that the Base Rent shall be forty-one thousand one hundred sixty-two and 10/100 dollars ($41,162.10) per month effective July 1, 2011. Lessee shall pay Lessor the first month’s Base Rent under this Amendment on or before July 1, 2011.

3. Security Deposit: Paragraph 1.8 of the Lease is amended such that the Security Deposit shall be forty-six thousand three hundred twenty-eight and 31/100 dollars ($46,328.31). Lessor and Lessee acknowledge that Lessor currently holds sixty-four thousand two hundred fifty-six and 45/100 dollars ($64,256.45) as a security deposit under the Lease. Lessor shall credit the difference in the amount of seventeen thousand nine hundred twenty-eight and 14/100 dollars ($17,928.14) towards Lessee’s Base Rent for the month of August 2011.

4. Base Rent Adjustment: Paragraph 51 of the Lease is hereby amended to provide that on July 1, 2012 and on July 1 of each year thereafter the Base Rent payable under Paragraph 2 of this Amendment shall be adjusted as follows:

July 1, 2012 through June 30, 2013 ($42,396.96)	Forty-two thousand three hundred ninety-six and 96/100 dollars
July 1, 2013 through June 30, 2014 ($43,668.87)	Forty-three thousand six hundred sixty-eight and 87/100 dollars
July 1, 2014 through June 30, 2015 dollars ($44,978.94)	Forty-four thousand nine hundred seventy-eight and 94/100
July 1, 2015 through June 30, 2016 dollars ($46,328.31)	Forty-six thousand three hundred twenty-eight and 31/100

5. Triple Net (NNN) Charges:
     Paragraphs 4.3 and 7.2 of the Lease and Section 2.3(b) as amended in the Addendum to Lease are hereby amended to provide that Capital Expenditures shall be excluded from the operating expenses for the Premises.
     Paragraphs 4.3 and 10 of the Lease are hereby amended to provide Lessee shall be exempted from any increases in real estate taxes which the Premises may incur as the result of a sale, refinance, transfer of ownership, or any other “triggering” event, within Lessor’s control, during the Lease Term. The Lessee improvements to be performed by Lessee as provided below, shall be excluded as a “triggering” event and shall not be exempted from any increase in real estate taxes.

6. Lessee Improvements: Lessee shall complete Lessee improvements in the Premises in accordance with the Work Letter Agreement attached hereto as Exhibit A.

7. Option to Renew: Lessor hereby grants to Lessee one (1) five (5) year (“Option Term”) option (“Renewal Option”) to further extend the Term of this Lease (“Extended Term”). The Renewal Option shall be exercised by Lessee’s delivery of written notice (“Option Notice”) to Lessor no later than nine (9) calendar months and no earlier than twelve (12) calendar months prior to the expiration of the Term of the Lease as extended herein. Provided that (i) an Event of Default under this Lease is not existing at the time Lessee delivers the Option Notice to Lessor, through and including the time the Option Term is scheduled to commence, and the Lease is in full force and effect, (ii) Lessee has not sublet or assigned more than 50% of the Premises, and (iii) Lessee has properly exercised the Renewal Option as prescribed herein, , the Term of this Lease shall be extended to include the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except those conditions that were applicable to the original Term and this Amendment only (such as, but not limited to, any Lessee improvement allowance, abated Rental, options to renew or expand the Premises, and any provisions of the Lease or this Amendment that specifically state that they apply to the original Term or this Amendment only; said terms shall be deleted in their entirety and of no further force and effect during the Option Term set forth in this Paragraph 7).

Lessor Initials	Lessee Initials

     (b) The initial monthly Rental for the Option Term (“Renewal Rental Rate”) shall be adjusted to represent the then current market rental value (“MRV) for similar premises in the Oxnard area, including, without limitation, base rental rate, base rent increases, if any; operating expenses “caps”; concessions that other landlord’s are providing at that time on renewals such as free rent, tenant improvement allowance,, as set forth below, during the Option Term:

     (c)
          (i) Lessor shall provide Lessee with written notice of the MRV within thirty (30) days after Lessor receives the Option Notice. Lessee shall have fifteen (15) days (“Lessee’s Review Period”) after receipt of Lessor’s notice of the new rental within which to accept such rental or to reasonably object to the MRV thereto in writing.
          (ii) In the event Lessee objects, Lessor and Lessee shall attempt to agree upon such MRV Rate within ten (10) days following Lessor’s receipt of Lessee’s objection, but if no written agreement is made between the parties within said ten (10) days, then Lessor and Lessee shall within fifteen (15) days thereafter each select an appraiser of their choice. The two appraisers selected shall immediately select a third mutually acceptable appraiser. All the appraisers shall at least have ten (10) years of experience in working with industrial properties in the Oxnard area and adjacent submarkets.
          (iii) The three appraisers shall within thirty (30) days of the selection of the third appraiser reach a decision as to what the actual MRV for the Premises is and said MRV shall be binding on the parties and thereafter be used by the Parties as the initial monthly Rental for the Option Term.
          (iv) If either of the Parties fails to appoint an appraiser within the specified fifteen (15) days, the appraiser timely appointed by one of them shall reach a decision on his or her own and aid decision shall be binding on the Parties.
          (v) The entire cost of the appraisers shall be equally split between the Parties.
          (vi) The new MRV shall include the new “Base Rent” for the purpose of calculating any further adjustments set forth in the MRV.

     (d) Once the MRV has been determined by the method set forth above, Lessor and Lessee shall work in good faith to execute an amendment to the Lease prescribing the Renewal Rental Rate, Term extension, and any other changes to the Lease which are part of the defined MRV as set forth herein. Lessee’s failure to execute said Lease amendment within twenty (20) days after Lessor receives notice of Lessee’s acceptance of the Renewal Rental Rate and Lessor’s sending of said amendment to Lessee shall be deemed, at Lessor’s sole discretion, a material default of this Lease. Lessor, at its sole discretion, may render void Lessee’s exercise of said option if within the aforementioned time period Lessor fails to receive the fully executed Lease amendment.

8. Option to Terminate: Provided that an Event of Material Default under this Lease is not existing at the time Lessee delivers the Termination Notice to Lessor, beyond any cure and/or grace period, through and including the time the early termination is scheduled to commence, and that this Lease is in full force and effect, Lessee shall have the one time option to terminate the Lease (“Termination Option”) at the end of the thirty-sixth (36th) full month of the Term (“Termination Date”) for the entire Premises only if Lessee has properly exercised each and every condition contained in this Section.

     Lessee must give Lessor written notice no less than eight (8) months prior to the end of the thirty-sixth (36th) full month of the lease, specifically on or before October 31, 2013 (“Termination Notice”). Within thirty (30) days following the notice from Lessee, Lessee shall pay to Lessor a termination fee equal to the amount of the unamortized balance (calculated using eight percent (8%) interest) of (i) the amount that Landlord has actually credited to Lessee under the Improvement Allowance set forth in the Lessee Work Letter, and (ii) the amount of the unamortized real estate commissions paid by Lessor to CresaPartners Corporate Real Estate Service Advisors, Broker (collectively the “Termination Fee”). Said Termination Fee shall in no event exceed ninety-nine thousand five hundred thirty and 96/100 dollars ($99,530.96) Lessee shall also continue to pay the Rent due as prescribed in the Lease through the Termination Date.

Lessor Initials	Lessee Initials

This Termination Option shall be personal to Lessee, including any Affiliate as defined below, apply to the original term only and not to any term extensions thereof, and no sub-lessee or assignee (except an Affiliate) shall have the right to exercise such option, except for a Permitted Assignee. If Lessee fails to exercise this option by giving said written notice as set forth above and pay the Termination Fee, Lessee’s right to terminate the Lease shall expire and Lessee shall have no further option to terminate the Lease. Notwithstanding anything to the contrary contained in the Lease, including this Amendment, (A) an entity which is controlled by, controls or is or under common control with Lessee or an affiliate of Lessee or (B) a purchaser of all or substantially all of the assets or a majority of stock or membership interests of Lessee, or of an entity which is controlled by, controls or is under common control with Lessee or an affiliate of Lessee through a purchase, merger, consolidation or reorganization of Lessee by or with another entity (whether such acquisition takes the form of an asset sale, a stock sale or a combination thereof), hereinafter shall be referred to collectively or individually as an "Affiliate".

9. Restoration Areas: Lessee shall not be required to remove or restore any of the existing improvements located in the Premises as of the Commencement Date including any of the additional improvements to be constructed by Lessee in the Premises pursuant to the Lessee Work Letter attached hereto.

10. Roof Rights: Lessee shall have the right to install telecommunications and/or television equipment (antennas and/or dishes), HVAC units, and/or other reasonable equipment (“Roof Equipment”) on the roof of the Building subject to Lessor’s reasonable approval and in accordance with all applicable laws, city ordinances and permits.
     (ii) Lessee acknowledges that the roofing contractor’s warranty of the roof provides that any work done on the roof that in any way damages the waterproofing membrane on the roof shall void the roof warranty unless any damage so occasioned is repaired by the original roofing contractor (“Roofing Contractor”). Therefore, Lessee agrees to employ the Roofing Contractor to make any repairs to the roof caused by the installation or removal of Roof Equipment by Lessee. The fees and charges by the Roofing Contractor for any work in connection with the Roof Equipment shall be market competitive.
     (iii) The installation and maintenance of the Roof Equipment shall be at Lessee’s sole cost. At the end of the Lease Term, should Lessor require the removal of the Roof Equipment, with the exception of any HVAC units, said removal and any repair required as a result thereof shall be at Lessee’s sole cost.
     (iv) There shall be no additional charge to Lessee during the Lease Term and Option Period(s) for said roof rights.

11. Generator: Lessor shall provide Lessee with an area located in the Project near the electrical room for the Building, for the installation of Lessee’s electrical generator equipment (500 KW, including a diesel tank storage or propane gas, if gas line is not available, and an electrical conduit from the generator to an area in the Premises designated by Lessee,) subject to Lessor’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed, and in accordance with all applicable laws and city ordinances. The installation, repair and maintenance of the generator during the Lease Term and any option period thereof shall be at Lessee’s sole cost. Lessee shall not be required to remove the generator at the end of the Lease Term or early termination of the Lease as applicable. There shall be no additional charge to Lessee during the lease Term and Option Period(s) for said generator rights.

12. Assignment/Sublease: Subject to Paragraph 12 of the Lease, Lessee shall retain fifty percent (50%) of any excess net consideration received during an assignment or sublease after deducting subleasing or assignment costs, including marketing fees, attorney fees, commissions and any improvements required specifically for any assignment or sublease.

13. Legal Rights: Notwithstanding anything in the Lease to the contrary, Lessor will not seek to be appointed Lessee’s attorney-in-fact and Lessor acknowledges that Lessee will not waive any legal rights it may have with respect to the Lease.

14. Confidentiality: Lessor and Lessee agree to keep information with respect to the terms and conditions of this Amendment strictly confidential and not to discuss with anyone other than Lessor’s and Lessee’s owners, employees and consultants.

Lessor Initials	Lessee Initials

15. Except as expressly modified by this Amendment, all other terms, provisions and conditions of the Lease and any prior riders or amendments thereto shall remain the same and in full force and effect. In the event of any conflict between any terms, provisions or conditions of the Lease, as previously amended, and any terms, provisions or conditions of this Amendment, the terms, provisions or conditions of this Amendment shall be and remain controlling.

16. Lessee warrants and represents to Lessor that as of the date of this Amendment: (a) Lessor is not in default under the Lease and any prior addendums or amendments, and (b) Lessee does not have any defenses or offsets to payment of Rent (except as set forth in this Amendment) and performance of its obligations under the Lease and any prior riders or amendments as and when the same becomes due.

17. Lessor and Lessee, and each of them, respectively, hereby declare that they have read this Amendment and have either been counseled by an independent attorney at law of their own choosing respecting same, or have had an opportunity to seek legal counsel and have declined said opportunity, and said parties, and each of them, further declare that they understand the terms used herein and the legal significance of same, and have executed this Amendment knowingly, intelligently, voluntarily and without reliance upon any promise, representations, assurances, warranties, terms or conditions other than as are particularly set forth herein above.

18. Each person signing this Amendment on behalf of Lessee warrants and represents that Lessee is a duly authorized and validly existing corporation and that the corporation has the right to enter into this Amendment, that all action necessary for the corporation to enter into this First Amendment and for Amendment to be binding upon the corporation has been taken, that each person executing this Amendment on behalf of the corporation is authorized to do so and that such execution is binding on the corporation. Lessee agrees to deliver to Lessor a certified corporate resolution, a certificate of incumbency and all other documents and instruments necessary to authorize the execution and delivery of this Amendment by the undersigned officers of Lessee when Lessee returns a signed Amendment to Lessor.

CAPITALIZED TERMS USED IN THIS FIRST AMENDMENT WHICH ARE NOT
DEFINED IN THIS FIRST AMENDMENT SHALL HAVE THE MEANING ASCRIBED
TO THEM IN THE LEASE.

LESSOR:		LESSEE:
SUNBELT ENTERPRISES, LLC		CALAMP CORP. A DELAWARE
CORPORATION

By:	/s/ Richard Green	By:	/s/ Rick Vitelle
	Richard Green,		Rick Vitelle, CFO
Vice President of Real Estate

By:	/s/ Darryl Zilberstein
Darryl Zilberstein
Director of Leasing

Date: 1/7/11		Date: 1/7/11

Lessor Initials	Lessee Initials

EXHIBIT A

TO AMENDMENT TO LEASE (“Amendment”)

LESSEE WORK LETTER

     This Lessee Work Letter shall set forth the terms and conditions relating to the renovation of the Lessee improvements in the Premises. This Lessee Work Letter is essentially organized chronologically and addresses the issues of the renovation of the Premises, in sequence, as such issues will arise.

SECTION 1

CURRENT CONDITION OF THE PREMISES

     Lessee acknowledges it is currently in possession of the Premises under an existing Lease between Lessor and Lessee and Lessee accepts the Premises in its current “as is” condition, except for any obligations by Lessor to repair and maintain set forth in the Lease. The improvements to be installed in the Premises shall be designed and constructed pursuant to this Lessee Work Letter.

SECTION 2

IMPROVEMENTS

     2.1 Improvement Allowance. Lessee shall be entitled to a one-time improvement allowance (the "Improvement Allowance") in the amount of one hundred forty-seven thousand five and 50/100 dollars ($147,005.50) relating to the design and construction of Lessee's improvements which are permanently affixed to the Premises (the "Improvements"). This Improvement Allowance shall be applied only to new improvements/refurbishing that occurs in the Premises after full execution of the Amendment. In no event shall Lessor be obligated to make disbursements pursuant to this Lessee Work Letter in a total amount which exceeds the Improvement Allowance and in no event shall Lessee be entitled to any credit for any unused portion of the Improvement Allowance for Improvements not completed by December 31, 2011.

     2.2 Disbursement of the Improvement Allowance. The Improvement Allowance shall be credited as rent abatement (“Rent Abatement”) towards Lessee’s Base Rent by Lessor for costs related to the construction of the Improvements as and for the following items and costs (collectively, the "Improvement Allowance Items"): (i) construction and/or refurbishing of new and/or existing restrooms, (ii) construction and/or refurbishing of the existing break room, including but not limited to installation of a ceiling, lighting, electrical, plumbing and HVAC, (iii) painting throughout the Premises, (iv) installation of new flooring including new carpet. Installation of any type of security system, including security cameras are not a permitted improvement under the within Improvement Allowance. If Lessee elects to install a security system or cameras, it shall be at Lessee’s sole cost and expense.

          Lessee shall make a request for credit against the Improvement Allowance (“Allowance Request”) by furnishing Lessor with copies of paid invoices and applicable lien releases for work completed for the Improvement Allowance Items. Upon receipt of and reasonable approval by Lessor of the paid invoices and lien releases, Lessor shall credit said approved amount against the next due Base Rent under the Lease. Notwithstanding the foregoing, (i) Lessee shall have the right to begin any work related to the Improvements anytime after the execution of this Amendment by Lessor and Lessee, and such work shall be eligible for the Rent Abatement credit, and (ii) the Rent Abatement credit shall not be applied to Base Rent any earlier than July 1, 2011, but work performed prior to July 1, 2011 but after the execution of this Amendment is still eligible for reimbursement through the Rent Abatement credit.

     2.3 Standard Improvement Package. Lessor has established specifications and standard components (“Specifications”) to be used in the construction of the Improvements in the Premises (collectively, the "Standard Improvement Package"), as set forth in Section 5 below. The quality of Improvements, at Lessee’s sole choice, shall be equal to or of greater quality than the quality of the Specifications,

Lessor Initials	Lessee Initials

SECTION 3

CONSTRUCTION DRAWINGS

     3.1 Selection of Architect/Construction Drawings. Lessee shall retain an architect/space planner (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. Lessee shall also retain the engineering consultants (the "Engineers") (only if necessary as required by applicable governmental authorities) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and life safety work of the Lessee Improvements. The plans and drawings to be prepared by Architect and the Engineers (if any) hereunder shall be known collectively as the "Construction Drawings." The Construction Drawings shall include specifications and materials to be used for the Improvements. The Architect and Engineers and all Construction Drawings shall be subject to Lessor's reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed. Lessee and Architect shall verify, in the field the dimensions and conditions as shown on the relevant portions of the base building plans, and Lessee and Architect shall be solely responsible for the same, and Lessor shall have no responsibility in connection therewith. Lessor's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Lessor's review of the same, or obligate Lessor to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Lessor or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Lessee by Lessor or Lessor's space planner, architect, engineers, and consultants, Lessor shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

     3.2 Lessee shall cause the Construction Drawings to be prepared and submitted to Lessor for Lessor's approval, which approval shall not be unreasonably withheld, conditioned ort delayed. Upon receipt of the Construction Drawings, Lessor shall review within five (5) working days thereafter and advise Lessee in writing, either indicating approval or any required revisions. This procedure will be repeated until a mutually satisfactory set of Construction Drawings have been drawn. Notwithstanding the foregoing, Lessor’s disapproval of the Construction Drawings shall only be limited to reasons if the Improvements in the Construction Drawings adversely affect (i) the condition of the structural elements of the Premises or the Building, (ii) the mechanical, electrical, plumbing, heating, ventilation and air conditioning, and fire and life safety systems or any other Building systems, (iii) the common areas of the Building, or (iv) the occupancy of other tenants in the project.

     3.3 Permits. Upon approval of the Construction Drawings by Lessor and prior to the commencement of the construction of the Improvements, Lessee shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow "Contractor," to commence and fully complete the construction of the Improvements (the "PERMITS"). No changes, modifications or alterations in the Approved Construction Drawings may be made without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

     4.1. Prior to commencement of Lessee’s construction, Lessee shall:

          (i) Furnish a list to Lessor containing the names, addresses, telephone numbers, and contractor’s license numbers of the General Contractor and all subcontractors (union or non-union at Lessee’s sole option) who will be doing Lessee’s construction. All work shall be done only by licensed contractors reasonably approved by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lessor hereby approves Tasco Construction (“Contractor”) as the general contractor for the Improvements, subject to Contractor furnishing Lessor with (i) evidence that Contractor’s license is valid and active, (ii) evidence that Contractor’s bond is effective, and (iii) an insurance certificate naming Sunbelt Enterprises LLC as an additional insured with the coverage set forth in Paragraph 4.5(iii) below, not less than five (5) days prior to commencing the Construction of the Improvements.

          (ii) Meet with Lessee’s General Contractor and Lessor’s Agent to review the scope of work and the projected work schedule.

     4.2 Acceptance: "Acceptance of the Work" shall mean that the Project is acceptable to the Lessor and shall occur when each and all of the following events has been accomplished:

          (ii) All Labor has been performed and all materials supplied and incorporated into the work of I the Improvements in a good and workmanlike manner.

Lessor Initials	Lessee Initials

          (iii) The Project and the job site are in a "clean" condition, completely free of all trash, rubbish, debris, dirt, smudges, etc., and all of the Contractor's and subcontractors' tools and equipment, as well as any leftover materials and inventory, have been removed from the Premises and job site.
          (iv) All persons, firms and corporations, including all laborers, materialmen, suppliers, and subcontractors who have furnished equipment, supplied material or performed work for or in connection with the construction, including but not limited to, all persons who could file a claim of lien, have been paid in full and have submitted their final statements with a waiver of all rights to mechanic's lien, stop notice or recourse against the surety on the bond, if any. Lessee shall cause the Contractor to provide in its contracts with subcontractors and materialmen a provision for waivers of or release of mechanics' liens or waiver of rights to the same and Contractor shall be solely responsible.
          (v) All work requiring inspection by any governmental authority has been duly inspected and approved by such authority and Lessee shall furnish Lessor with a copy of the signed off building permit.

     4.3 Lessor's Inspection: Lessor or any authorized representative of Lessor shall be permitted, but not obligated, to inspect at any reasonable time:

          (i) the work places, operations, machinery and equipment of Lessee's Contractor in connection with, or incidental to, the construction of the Improvements. Upon discovery of any condition Lessor reasonably deems to be unsafe or in violation of a safe standard, Lessor shall notify Lessee of its existence. Upon such notification, Lessee shall cause Contractor to forthwith correct said unsafe condition. Neither the right to make inspections of corrections nor the making thereof, nor any report thereon, shall constitute an undertaking on behalf of, or for the benefit of, Lessee, the Lessee's Contractor or others to determine or warrant that such work places, operations, machinery or equipment are safe or healthful or are in compliance with any law, rule or regulation.
          (ii) the progress of Lessee’s Contractor in the construction of the Improvements and to inspect the construction to see it is being built to the Specifications of Lessor’s Building Standards or the standards set in Section 2.3(iii) above.

     4.4 Indemnity Agreement: Lessee shall indemnify, save harmless and defend Lessor and its agents and employees from and against any and all suits, actions, legal proceedings, claims, demands, damages, costs and expenses, arising out of or by reason of any liability or obligation in any manner caused or occasioned or claimed to be caused or occasioned by, any act, omission, fault, or negligence of Lessee, Lessee's Contractor or anyone acting on his behalf, including, but not limited to, subcontractors and vendors, their subcontractors and sub-vendors, and the employees and agents of any of the foregoing, in connection with or incidental to the work to be performed by Lessee pursuant to this Lease.

     4.5 Provisions of Lease Regarding Construction by Lessee of Lessee Improvements. Lessee shall expressly incorporate the following conditions into each contract entered into with Contractor or any subcontractor and each such contract shall provide that the Contractor or subcontractor assumes the obligations hereof:

          (i) Safety Statutes: Contractor expressly covenants to comply with all applicable State safety statutes in the performance of his work hereunder so as not to cause loss or delay, and Contractor shall indemnify and hold Lessor harmless from any liability, claim, demand, fire, loss whatsoever resulting from, arising out of or connected with, Contractor's failure or alleged failure to comply with such statutes, including but not limited to attorney's fees and expenses arising directly or indirectly out of, or by reason of, said noncompliance.
          (ii) Indemnity Agreement: Contractor shall indemnify, hold harmless and defend Lessor and its agents and employees from and against any and all suits, actions, legal proceedings, claims, demands, damages, costs and expenses, arising out of or by reason of any liability or obligation in any manner caused or occasioned or claimed to be caused or occasioned by , any act, omission, fault, or negligence of Contractor or anyone acting on his behalf, including, but not limited to, subcontractors and vendors, their subcontractors and vendors, and the employees and agents of any of the foregoing, in connection with or incidental to the work to be performed hereunder.
For the purpose of this indemnification agreement, the term ‘Lessor” shall mean Sunbelt Enterprises, LLC.
          (iii) Insurance: Contractor, at his own cost and expense, shall procure and maintain during the construction of the Improvements the Insurance referenced below and name Sunbelt Enterprises, LLC as additional insured.

          Worker's Compensation Insurance: A policy of worker's compensation or employer's liability insurance with no less than statutorily required limits issued by an insurance company acceptable to Lessor.

Lessor Initials	Lessee Initials

          Comprehensive General and Auto Liability Insurance: Policies of Comprehensive General and Auto Liability insurance issued by an insurance company acceptable to Lessor insuring Lessor against loss or liability caused by, or connected with, the performance of Lessee's work by Contractor, his agents, employees, servants, with limits of liability which shall not be less than the following:

(a) $500,000 for injury to or death of any one person;
(b) $1,000,000 for injury to or death of two or more persons;
(c) $500,000 for property damage per occurrence; and
(d) $1,000,000 in the aggregate for all accidents.

Such policies shall not exclude: liability for injuries or death caused by vehicle other than automobiles; the collapse of any building or structure; an explosion or explosions; underground wires, conduits, pipes, main sewers or similar items; liability assumed by Contractor under the Contract Documents.

     4.6 Evidence of Insurance: Contractor shall deposit or cause such subcontractor to deposit all Certificates evidencing each policy of insurance required by Section 4.5(iii) with Lessor, for its approval, which approval shall not be unreasonably withheld, conditioned or delayed, not less than five (5) days prior to commencing the Construction, and shall provide that same cannot be cancelled or materially altered with less than thirty (30) days prior written notice to Lessor.

     4.7 Lessee and its Contractors shall be bound by all of the provisions of the Lease and maintain insurance, complying with the provisions of the Lease, at all times after initial entry.

SECTION 5

STANDARD IMPROVEMENT PACKAGE

I.	Demising Partition.
	A.	6" - 20 gauge steel studs at 16" on center
	B.	5/8", Type "X" drywall - one layer each side of studs.
	C.	Height from floor slab to ceiling grid as required.
	D.	Seismic bracing per code.
	E.	Batt type R-19 fiberglass insulation in wall cavity and blanket layered horizontally, 24" each side over top of wall. Where walls meet exterior windows or window mullions, soundproofing needs to be performed using a gasket or other method approved by building engineer.
	F.	Partition fire-taped smooth and sanded to receive paint.

II.	Interior Partition.
	A.	Partition Wall.
		1.	3-1/2", 25 gauge steel studs at 24" on center.
		2.	5/8", Type "X" drywall - one layer each side of studs.
		3.	Height from floor slab to ceiling grid, as required.
		4.	Seismic bracing per code.
		5.	Fast masked and taped at top of wall under ceilings.
		6.	Partition fire-taped smooth and sanded to receive paint.
		7.	All exposed edges finished with metal trim.
		8.	Single piece mullion starter at intersection with window.
		9.	Gasket or other approved method by building engineer for sound control where wall meets window or window mullion.
		10.	R-13 Batt insulation in all full height walls, to fill cavities unless specified otherwise.
	B.	Low Wall.
		1.	3-1/2", 25 gauge steel studs at 24" on center.
		2.	5/8", Type "X" drywall - one layer each side of studs.
		3.	Seismic bracing per code.
		4.	Fast masked and taped at top of wall under ceiling.
		5.	Partition fire-taped smooth and sanded to receive paint.
		6.	All exposed edges finished with metal trim.
		7.	Posts as required for support.
		8.	501 S-metal at top of all walls.

III.	Interior Door Assembly.
	A.	Door: Plastic laminate.
	B.	Frame: Timely frame.

Lessor Initials	Lessee Initials

	C.	Hardware:
		1.	Latchset: Schlage L-9010 03A 625, passageway.
		2.	Lockset: Schlage L-9050 03A 625...
		3.	Hinges: Hager 4-1/2 x 4-1/2 1279 US26l.
		4.	Door Stop: Floor stops only.
		5.	Finish: Polished Chrome.
	D.	Pair of doors. Add door closure (if required):
		1.	Norton 8501 Aluminum, T-Astragal.
		2.	Glynn Johnson FB-6 manual flush bolts.
		3.	Dust proof strike.
		4.	Pemko 355 CV Smoke Seal.

IV.	Acoustical Ceiling.
	A.	2' x 4' exposed T-bar suspension grid; Donn "DX"; Color: White
	B.	Earthquake seismic wires and compression struts per code.
	C.	2' x 4' lay-in acoustical ceiling tile: Armstrong "Cortega regular 704A, color white.
	D.	High web T-bar.

V.	Light Fixtures.
	A.	2' x 4' Lithonia Light Fixtures.
	B.	Seismic wires per code.
	C.	Fixture Type: Parabolic
	D.	Bulb Type: T-8 Sylvania
	E.	Battery backup for emergencies - one per thousand square foot. All emergency exit and egress signs/lighting shall be installed on a separate circuit and not on a shared lighting circuit unless prohibited by code.

VI.	Light Switches/Wall Outlets.
	A.	Light Switch Assembly.
		1.	A/B Wall switch in offices (not open areas such as libraries, hallways and where there are cubicles; for such open areas use appropriate model).
		2.	White switch plates.
	B.	Electrical Wall Outlet.
		1.	Non dedicated duplex receptacle... Allowance of 3 total dedicated duplex outlets whether new or existing.
		2.	Mounted vertically at +15" A.F.F., minimum to +48" A.F.F., maximum, to center line of outlet.
		3.	Color: White.

VII.	Electrical Equipment.
	A.	Panels: Cutler Hammer panel boards to match existing building component.
	B.	Disconnects: Cutler Hammer.

VIII.	Telephone or Data Wall Outlet.
	A.	Single gang box in wall, mounted vertically at +15 A.F.F. to center line of box.
	B.	3/4" metal conduit from box to 6" above finish ceiling.
	C.	Pull string in conduit.
	D.	Cable and cover plate by Lessee. (Use plenum-rated cable in return air plenums). Lessee shall arrange for installation by a private telephone/computer vendor. A separate building permit, pulled by the company is required prior to the start of this work. Vendor shall also provide proof of insurance (Workers Compensation and General Liability). Cover plates supplied by the vendor to match electrical outlets in style and color.
	E.	Minimum 1" home run to telephone closet, EMT piping required.

IX.	Heating, Ventilation & Air Conditioning Distribution.
Furnish and install all materials and equipment necessary to provide complete and usable air conditioning systems in Lessee spaces including, but not necessarily limited to, the following:
	A.	Distribution duct work. Galvanized internally lined rectangular duct, duct sealant, externally wrapped galvanized spiral ducting, silent flexible type ducting for final air distribution not to exceed 7’ in length.

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	B.	Krueger,” or approved equal, manufactured supply registers, return air and exhaust grilles.
	C.	One thermostat per zone (average zone size approx. 750 SF; perimeter and interior zoning).
	D.	Connect to main distribution duct using conical tap or 45 degree saddle.
	E.	Timer controlled with 2 hour override timers for all after hours use.
	F	All full height and demising walls must have an opening in a location and size approved by building or mechanical engineer for return airflow.

X.	Fire Sprinklers.
	A.	Semi-recessed chrome head and chrome escutcheon plate.
	B.	Complete working drawings, calculations and descriptive data, as required to obtain permits for Lessee fire sprinkler work.

XI.	Illuminated Exit Sign.
Lithonia battery back-up white face with green letters, incandescent type Lithonia QMSW3G 120/277 EL; however, see building engineer or electrician for most current update.

XII.	Fire Extinguisher.
As required by code.

XIII.	Fire Life/Safety System.
Egress lighting as required by code

XIV.	Floor Covering.
	A.	Carpet: Glue down, Relay 26 oz loop.
	B.	Vinyl Composition Tile (VCT): Armstrong Standard, Imperial Tealure 12" x 12".

XV.	Rubber Base.
"Burke," 4" high.

XVI.	Painting.
	A.	One coat pigmented latex sealer.
	B.	Two coats Dunn Edwards interior Suprema paint, except at Toilet Rooms, if any, to be two coats eggshell enamel interior latex paint.
	C.	One neutral color throughout.

XVII.	Cabinetry.
	A.	Upper and Base Cabinetry: Plastic laminate over medium density fiberboard at all exposed surfaces. Shelving to be Melamine; Color: White unless plans denote differently.
	B.	Countertops: Plastic laminate over medium density fiberboard at all exposed surfaces with 4" backsplash and self-edge. Backsplash shall be covered at all sink locations. Standard Wilsonart or Formica colors.

XVIII/	Plumbing.
	A.	Restrooms.
		1.	Walls: FRP-Masonite to meet code. Paint above.
		2.	Floors: Vinyl Composition Tile (VCT): Armstrong Standard, Imperial Tealure 12" x 12".
		3.	Base: 4” Burke.
		4.	Ceilings: 8’ high, dry wall, painted.
		5.	Grab bars to meet code
		6.	Metal framed mirror.
		7.	Handicap bathroom sign
	B.	Kitchen area.
One single sink with faucet, water heater and drain (see building engineer for current building standards for aforementioned items) for one kitchen area only.
	C.	Any concrete coring to be performed shall not be started without building engineer prior approval for potential x-ray to avoid cutting existing conduits.

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SECTION 6

MISCELLANEOUS

     6.1 Lessee's Representative. Lessee has designated Garo Sarkissian as its sole representative with respect to the matters set forth in this Lessee Work Letter, who, until further notice to Lessor, shall have full authority and responsibility to act on behalf of the Lessee as required in this Lessee Work Letter.

     6.2 Lessor's Representative. Lessee has designated Richard Green as its sole representative with respect to the matters set forth in this Lessee Work Letter, who, until further notice to Lessee, shall have full authority and responsibility to act on behalf of the Lessor as required in this Lessee Work Letter.

     6.3 Lessor shall not impose any charge of any kind for: profit, utilities, use of parking, overhead, supervision or construction management fee in connection with the construction of the Improvements in the Premise by Lessee.

     6.4 Time of the Essence in This Lessee Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.

     6.5 Completion of Improvements during the Term. Lessee hereby agrees and acknowledges that the Improvements in the Premises may be completed during the Term of this Lease and that the performance of such work shall not be deemed a constructive eviction nor shall Lessee be entitled to any abatement of rent in connection therewith. Further, Lessor shall have no liability in connection with any interruption to Lessee's business operations caused by the completion of such Improvements.

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